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                                                                    EXHIBIT 10.9


                             SULFUR SALES AGREEMENT

     THIS AGREEMENT is entered into this 1st day of October, 1999, but is effective as of January 1, 1999, regardless of the date of execution, by and between PHILLIPS 66 COMPANY, a division of Phillips Petroleum Company, a Delaware corporation ("Buyer"), and GPM GAS CORPORATION, a Delaware corporation ("GPM").

     WHEREAS, the parties desire to update and replace the previous contract between them for the sale from GPM to Buyer of Molten Sulfur with this Agreement;

     NOW THEREFORE, for and In consideration of the mutual promises and covenants herein contained, the parties agree as follows:


                          ARTICLE I: SALE AND PURCHASE

     1.1 GPM shall sell and deliver and Buyer shall purchase, receive, and pay, on the terms and conditions set forth herein, the Molten Sulfur ("Product") as set forth in the Attachment, which is incorporated by reference herein.


                              ARTICLE II: QUANTITY

     2.1 The quantity of each Product to be sold and purchased hereunder shall be the full output of Product at GPM gas processing plants, as more fully stated in the Attachment.

     2.2 For planning purposes only, GPM shall be responsible for providing to Buyer on or before the first business day of each calendar month a forecast for the next succeeding three-month period of anticipated Product sales or deliveries under the terms of this Agreement.


                                ARTICLE III: TERM

     3.1 Unless otherwise set forth in the Attachment to this Agreement, this Agreement shall be effective from the date set forth in the first paragraph of this Agreement (the "Effective Date") and it shall remain in full force and effect for a period of one (1) year, then from month to month thereafter; provided however, that either Buyer or GPM may terminate this Agreement as of the end of the primary term or as of the end of any month thereafter by providing the other party with at least six (6) months advance written notice of termination.


                                ARTICLE IV: PRICE

     4.1 The purchase price of or pricing formula for, the Product hereunder shall be as set forth on the Attachment.


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                            ARTICLE V: SPECIFICATIONS

     5.1 The specifications for the Product to be delivered hereunder shall be as set forth on the Attachment.


                     ARTICLE VI: DELIVERY AND TITLE TRANSFER

     6.1 GPM shall deliver to Buyer the Product at the custody transfer point or points set forth on the Attachment or at such other location(s) as may be mutually agreed (each, a "Delivery Point"), in a manner typical of industry practice for pressure and temperature. Additionally, the description and each location where the volume, pressure, and temperature of the Product are measured (if required) shall be referred to herein as a "Measurement Point." The Attachment shall designate whether title to, possession of, and risk of loss of the Product shall pass from GPM to Buyer at either the designated Delivery Point or the Measurement Point, respectively (the "Title Transfer Point"). GPM shall have responsibility for and retain any liability with respect to the Product prior to its delivery to Buyer at its designated Title Transfer Point(s), and Buyer shall have responsibility for and assume any liability with respect to the Product at and after its delivery to Buyer at its designated Title Transfer Point(s).


                       ARTICLE VII: INVOICING AND PAYMENT

     7.1 GPM shall invoice Buyer separately, for the Product sold and purchased hereunder no more often than once during each calendar month for the preceding month's sales. Such invoices shall be dispatched promptly by GPM, electronically [electronic data interchange ("EDI") or equivalent] or otherwise, so as to be received by Buyer within five (5) business days after the last day of the prior calendar month. Buyer shall make payment to GPM on or before the 15th day following Buyer's receipt of each invoice by EDI or equivalent wire transfer or other means satisfactory to GPM, of immediately available funds to GPM's account at such bank or depository as is designated in the invoice. If Buyer fails to pay any amounts due and owing, such overdue amounts shall accrue interest at the Default Rate from the due date, which interest shall be paid at the same time as such overdue monthly payment is paid. In no event shall the Default Rate exceed the maximum legal interest rate permitted under Texas law. "Default Rate" shall mean a simple interest rate per annum (no compounding) equal to or lesser of (i) two (2) points over prime, base, or equivalent annual rate published or announced from time to time by The Chase Manhattan Bank, N.A. (or any successor thereto) at its principal New York City office or such other bank as may be agreed upon by the parties as in effect for any given day based on a year of three hundred sixty (360) days (whether or not such rate is actually charged by The Chase Manhattan Bank, N.A., or such other bank, as the case may be) or (ii) the maximum rate permitted by applicable law.


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     7.2 If Buyer, in good faith, disputes the amount of any statement or any part thereof, Buyer shall pay to GPM such amount as Buyer concedes to be correct, provided however, that if Buyer disputes the amount due, Buyer must provide reasonable supporting documentation acceptable in industry practice to explain the amount paid. If it is ultimately determined that Buyer owes the disputed amount, immediately upon such determination, Buyer shall pay GPM that amount with interest as calculated above.

     7.3 If GPM has a reasonable doubt as to Buyer's financial responsibility .and so advises Buyer; GPM may decline to make deliveries of Product except for pre-payment, cash payable on delivery, or other mutually acceptable security. If Buyer satisfies GPM, in GPM's reasonable opinion, as to Buyer's financial responsibility, GPM may resume deliveries hereunder based on the terms provided in the first paragraph of this Article VII. Additionally, GPM may withhold or suspend deliveries, in addition to any and all other remedies available hereunder in this Article VII, if (1) Buyer files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or has such petition filed or proceeding commenced against it, or (2) Buyer becomes bankrupt or insolvent (however evidenced). GPM may exercise its rights under this Article VII at any time and from time to time during the term of this Agreement.

     7.4 To the extent that any pricing under this Agreement is to be calculated based upon historical cost, price, or other information (collectively, "Historical Costs") that is in the possession of one party, upon request the party possessing such Historical Costs shall promptly deliver to the other party each month such information as required for calculating the purchase price for the Product and preparing invoices with respect to such Product.


                               ARTICLE VIII: TAXES

     8.1 Buyer shall be responsible for the payment or satisfaction of any and all taxes (including any increase in or additional tax of charge or charge imposed) which may be imposed by Federal, State, or local taxation authorities upon or after title to sulfur delivered hereunder has passed to Buyer, and shall either (1) pay or (2) demonstrate its exemption from any sales taxes imposed upon or levied coincident with the transfer of title to sulfur delivered from GPM to Buyer, including but not limited to sales, use, gross receipts or other similar taxes, but excluding income, excess profit, franchise, severance or production taxes. Buyer shall indemnify, defend, and hold GPM harmless from any and all liability for such taxes for which Buyer is responsible herein.

     8.2 All other taxes, fees, or governmental charges assessed on the Product at or before its sale to Buyer shall be assumed by and paid by GPM, and GPM shall indemnify, defend, and hold Buyer harmless from any and all liability for such taxes for which GPM is responsible.


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                           ARTICLE IX: RECORDS; AUDIT

     9.1 Except as otherwise required by law, rule, or regulation, each party shall maintain true and correct records pertaining to this Agreement and all transactions related thereto and shall maintain such records for a period of at least two (2) years from the date of their origination or receipt. On written request by either party and at its expense, either party may have its representatives audit the records of the other party relating to performance of this Agreement at any reasonable time during the term of this Agreement and for two (2) years thereafter for the purpose of confirming the accuracy of such records and the manner in which such records have been used in the administration of this Agreement; provided however, that such accountants shall not disclose to the party requesting the audit any confidential information obtained during such audit and shall promptly report to both Buyer and GPM only the results of the audit and whether same shows compliance with the terms of this Agreement, or as the case may be, a report setting forth the facts detailing the failure to comply with the terms of this Agreement. Unless required by legal or administrative process, a party as well as its agents, representatives, employees, auditors, independent contractors, officers, and directors who obtain actual or constructive knowledge of any information obtained relative to any audit, shall treat and shall be required by the party to this Agreement with which they are employed or retained to treat, as confidential and not disclose, divulge, reveal, or report, directly or indirectly, to any third party any information obtained during any audit without the other party's prior written consent. If any legal or administrative process requires disclosure of any information obtained during any audit, a party shall provide prompt written notice to the other party of such process, thereby permitting the other party to seek a protective order or other appropriate remedy as it deems necessary in its sole discretion.


                               ARTICLE X: NOTICES

     10.1 All notices provided for herein shall be considered as properly given if in writing and delivered personally or sent by overnight courier, telex, fax, or first class mail with postage prepaid, duly directed to the addresses of the parties hereto as set forth below:


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Buyer:   Phillips 66 Company
         889 Adams Bldg.
         Bartlesville, OK 74004
         Attn:   Sulfur Marketing Manager
         Phone:  (918) 661-8962
         Fax:    (918) 661-8379

GPM:     GPM Gas Corporation
         1300 Post Oak Blvd., Suite 800
         Houston, TX 77056
         Attn:   Gas Marketing
         Phone:  (713) 297-6000
         Fax:    (713) 297-5964

or at such other address as either party shall from time to time designate for the purpose by written notice to the other party.


                               ARTICLE XI: CLAIMS

     11.1 Neither GPM nor Buyer shall be liable to the other for any variation in quality or quantity of any Product unless the other party provides it with written notice of the nature and details of the claim within 366 days of the date of receipt of the affected Product or the date such Product was due to be delivered.

     11.2 Except as otherwise provided in this Agreement, the remedies available to each party for any claims regarding a Product (including, but not limited to, any claims of property damage, personal injury, or wrongful death due to a breach of warranty or contract, negligence, or strict liability, and claims for losses or damages resulting from the processing, subsequent use, or distribution of the Product, or for failure to, timely deliver or accept delivery of the Product) shall be as provided for under Article II of the Business and Commerce Code of the State of Texas as in effect on the date of this Agreement (hereafter referred to as the "UCC").

     11.3 Neither party shall be liable to the other for any lost profits or any indirect, consequential, special, incidental, or contingent damages in connection with the sale or purchase of any Product. Neither party shall be entitled to terminate this Agreement for the other's failure to perform unless such nonperforming party evinces a clear intention to no longer be bound to perform a material obligation under the terms of this Agreement. In no event shall Buyer or GPM be liable for exemplary or punitive damages, whether or not caused by, or resulting from the negligence or other wrongdoing of either party in connection with the sale or purchase of any Product.


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                           ARTICLE XII: FORCE MAJEURE

     12.1 No failure or omission to carry out or to observe any of the terms, provisions, or conditions of this Agreement, except the failure to make payment for sums due hereunder, shall give rise to any claim by GPM or Buyer against the other, or be deemed a breach of this Agreement, if the same shall have been or shall be caused by or arise out of any event of force majeure, which term as used herein shall include (but only to the extent that the affected party is unable to perform due to causes and events that are beyond the reasonable control of the affected party), but not be limited to, war, hostilities, acts of the public enemy or of belligerents, sabotage, blockage, revolution, insurrection, riot or disorder, requisitions or rationing, whether imposed by law, decree, or regulations or by voluntary cooperation of industry at the insistence or request of any governmental authority or person purporting to act therefor; compliance with allocation programs, voluntary or mandatory, including reduction or cessation of production by reason of imposition by any governmental authority or person purporting to act with government authority, acts of God, fire, frost, earthquake, storm, or lightning, epidemic, quarantine, strikes or combination of workmen lockouts or other labor disturbances, explosion, accidents by fire or otherwise to pipe, storage facilities, installations, machinery, plant outages (either unanticipated or for purposes of preventive maintenance), delays in acquiring or inability to acquire permits or licenses necessary to enable the parties hereto to perform, lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, delays or shortages caused by breakdowns, failures or unavailability of materials or equipment breakage, mechanical breakdowns or accident to machinery; failure, or, inability of a plant, terminal, equipment, or any component therein including, without limitation, computers or computer systems or components, computer chips, hardware or software applications to property and correctly receive, process, transmit, or provide electronic data; delay, breakdown, or destruction of a plant, terminal, or equipment; provided however, that the party so affected thereby will exercise reasonable efforts pursuant to prudent industry practice to prevent the occurrence of the force majeure event and to cure the event of force majeure as quickly as possible so that the party so affected will be able to carry out and observe all of the terms, provisions, and conditions of this Agreement, but such party shall not be required to settle any labor disputes giving rise to an event of force majeure hereunder.


                              ARTICLE XIII: WAIVER

     13.1 No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The right of either party to require strict performance by the other party of any or all obligations imposed upon such other party by this Agreement shall not in any way be affected by previous waiver, forbearance, or course of dealing.


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                             ARTICLE XIV: WARRANTIES

     14.1 GPM warrants that Product will be produced in accordance with its designated specifications set forth in the Attachment and in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended, and that GPM will convey good and unencumbered title thereto.

     14.2 THE FOREGOING WARRANTIES ARE EXCLUSIVE, AND ARE IN LIEU OF ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.


                      ARTICLE XV: MISCELLANEOUS PROVISIONS

     15.1 Conflict of Interest. Neither Buyer nor GPM shall, and neither party shall require that its subcontractors shall, pay any commissions, fees, or grant any rebates to any employee, officer, or agent of the other party nor favor employees, officers, or agents of the other party with gifts or entertainment of significant cost or value, nor enter into any business arrangement with employees, officers, or agents of the other party other than as a representative of the other party, without the other party's written approval.

     15.2 Assignment. All of the terms, conditions, and provisions hereof shall extend to and be binding upon the respective parties hereto, their successors and assigns; provided however, that neither party shall assign this Agreement or any interest herein without the prior written consent of the other party, which shall not unreasonably be withheld or delayed; except that either party may, without the consent of the other, assign this Agreement or any interest herein to (i) a successor of all or a material portion of its business to which this Agreement relates, (ii) a new business entity resulting from a merger or joint venture involving a party to this Agreement or all or substantially all of its business and assets, or (iii) to a person, firm, or legal entity acquiring all or substantially all or a material portion of the business and assets of a party to which this Agreement relates.

     15.3 Entire Agreement. This instrument (including the Attachment hereto) contains the entire Agreement between the parties regarding the sale, purchase, and delivery of Product during the term hereof; and all prior promises, agreements, or warranties, written or verbal, for the sale of Product shall be canceled and superseded hereby and shall be of no further force or effect unless embodied herein. No modifications of this Agreement shall be valid unless in writing and signed by both parties, and no modifications shall be effected by the acknowledgment or acceptance of any purchase orders or printed forms containing different conditions. If there is any conflict between the terms set forth


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in this Agreement and the Attachment, the terms set forth in the Attachment shall govern.

     15.4 Applicable Law. THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

     15.5 No Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.


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     15.6 Counterparts. This Agreement and any amendment thereto may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     15.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     IN WITNESS WHEREOF, this Agreement is executed for each party by and through its respective officers duly authorized, as of the date first above written.


                                             GPM GAS CORPORATION



                                             By: /s/ CHRISTOPHER WREN
                                                --------------------------------
                                             Name:  Christopher Wren
                                                  ------------------------------
                                             Title:  Vice President
                                                   -----------------------------


                                             PHILLIPS 66 COMPANY division
                                             of Phillips Petroleum Company



                                             By:  /s/ J.E. BINCKLEY
                                                --------------------------------
                                             Name:  J.E. Binckley
                                                  ------------------------------
                                             Title:  Sulfur Marketing Manager
                                                   -----------------------------



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                        GPM - PHILLIPS 66 COMPANY SULFUR
                      SALES AGREEMENT DATED OCTOBER 1, 1999


                                  ATTACHMENT 1



Product:            Molten Sulfur

Buyer:              Phillips 66 Company

Seller:             GPM Gas Corporation

Volume: Full Output of molten sulfur of existing and existing and future GPM-operated gas Processing plants. The presently operating GPM Plants producing molten sulfur include the Artesia, Eunice, and Linam Ranch Plants in southeast New Mexico and the Fullerton and Goldsmith Plants in West Texas.

Forecasting Party:  GPM

Price: (a) Buyers Plant Netback Price less the higher of 5% or $1/long ton. The "Plant Netback Price" is defined as Buyer's actual gross resale price for the Product, less freight, discounts, allowances, and taxes borne by Buyer on sales of Product hereunder and not recovered by Buyer on resale. Buyer will market the Product diligently and in good faith consistently with its marketing of the same Product and similar products from other sources.

                    (b) Buyer shall be entitled to a minimum net purchase/resale margin of $1/long ton. In the case of any resale of Product which does not allow Buyer to recover its out of pocket costs for freight, discounts, allowances, and taxes borne by Buyer and not recovered by Buyer on resale of Product plus $1/long ton out of resale revenues, the price shall be reduced accordingly, and GPM shall reimburse Buyer as necessary to allow Buyer to recover a net position on the purchase and resale of $1/long ton of Product

                    (c) Buyer shall notify GPM in writing as soon as Buyer gains knowledge of the situation of each instance in which a reduction of the Plant Netback Price is expected or will be experienced under the preceding subparagraph. Subject to the minimum duration of any firm resale commitments that have been made by Buyer, not to exceed ninety (90) days, Buyer shall then afford GPM an opportunity to make its own Product sales or alternate disposition arrangements in lieu of deliveries to Buyer at Plant Netback Prices reduced under subparagraph (b) above. If the subparagraph (b) price reduction continues for a period of three (3) months, then GPM shall thereafter have a right to terminate this Agreement


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                    upon ninety (90) days advance written notice to Buyer
                    effective as of the end of a month.

Measurement Method: Tank truck scales

Pressure Requirements:  None

Temperature Requirements:  Between 280 degrees F to 300 degrees F

Delivery Point/     At the point that Product passes through the threshold of
Title Transfer      manway of the truck designated
Point:

Measurement Point:  Goldsmith, Texas Plant - truck customer weighted at tank truck scales at Martin Gas Plant near Odessa, Texas. Artesia, New Mexico Plant - tank truck scales at Martin Gas Dayton Rack near Artesia, New Mexico.
                    All Plants* - Rail cars will be weighed at tank truck scales in Seagraves, Texas or at the GPM's Douro Rack near Odessa, Texas.

                    *Present Plants:  Goldsmith Plant - Goldsmith, Texas
                                      Eunice Plant, Oil Center, New Mexico
                                      Linam Ranch Plant - Hobbs, New Mexico
                                      Fullerton Plant - Andrews, Texas

Title Transfer Point:  Delivery Point

Special Provisions:   For as long as GPM produces this Product during the term
                      of this Agreement, Buyer shall retain exclusive right to sell this product. In the event GPM shall provide Buyer with a least twelve (12) months prior notification before discontinuing the manufacture of the Product.

Specifications:
         Purity       99.5%
         Carbon       0.25% max
         Ash          0.05% max
         Acidity      0.001% max
         Tellurium    0.002% max
         Selenium     0.002% max